Exhibit 99.4 (E)

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

THIS RIDER has been attached to and made a permanent part of your Contract as of the GLWB Effective Date shown on the Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider Schedule Page.  This Rider is subject to all the exclusions, definitions and provisions of the Contract to which it is attached.  If any provisions contained in this Rider are contrary to or inconsistent with those of the Contract, the Rider provisions will control.  Capitalized terms not defined in this Rider or on the GLWB Rider Schedule Page have the meanings assigned to them in the base Contract or related Riders or Endorsements.

The Benefit

This Rider guarantees that you can receive an amount equal to the Lifetime Payout Amount (LPA) each Contract Year after the LPA Eligibility Date, regardless of Account Value, for as long as either the Primary Annuitant or the Spousal Annuitant is alive. This guarantee will terminate without value when this Rider terminates as described in the Termination provision of this Rider.

Lifetime Payout Amount (LPA)

The LPA is the amount we guarantee you can receive each Contract Year after the LPA Eligibility Date for as long as either the Primary Annuitant or the Spousal Annuitant is alive. The LPA Eligibility Date is the first Contract Anniversary on or after the younger of the Primary Annuitant or Spousal Annuitant attains the LPA Age shown on the GLWB Rider Schedule Page. If the GLWB Effective Date is on or after the younger of the Primary Annuitant or Spousal Annuitant attains the LPA Age, the LPA Eligibility Date is the GLWB Effective Date.  The LPA is equal to the applicable Withdrawal Percentage, as shown on the GLWB Rider Schedule Page, multiplied by the Payment Base, as defined in the Payment Base provision of this Rider.  The applicable Withdrawal Percentage is based on the age of the younger of the Primary Annuitant or Spousal Annuitant and is established on the date of the first withdrawal from the Contract on or after the LPA Eligibility Date.

Any portion of LPA not taken during a Contract Year is not available in any subsequent Contract Year.

If immediately after an additional Contribution, Bonus, or Step-Up occurring on or after the LPA Eligibility Date, the Withdrawal Percentage multiplied by the Payment Base is greater than the existing LPA, we will increase the LPA so that it equals the greater amount.

If a Nonguaranteed Withdrawal, as defined in the Nonguaranteed Withdrawal provision of this Rider, is taken on or after the LPA Eligibility Date, we will decrease the LPA so that it equals the Withdrawal Percentage multiplied by the reduced Payment Base.

Bonus

If you do not take any withdrawals during a Contract Year within the Bonus Period shown on the GLWB Rider Schedule Page, we will increase your Bonus Base as of the Annual Processing Date, as defined in the Annual Processing Date provision of this Rider, for that Contract Year.  The amount of the Bonus will be equal to the Bonus Percentage shown on the GLWB Rider Schedule Page, multiplied by:

1)                                      total Contributions; less

2)                                      total withdrawals, including any Withdrawal Charges.

Bonus Base

On any day until a Bonus is applied, the Bonus Base is equal to:

1)                                      the Account Value on the GLWB Effective Date; plus

2)                                      additional Contributions; less

3)                                      Adjusted Nonguaranteed Withdrawals, as described on the GLWB Rider Schedule Page.

On any day after a Bonus is applied, but before a subsequent Bonus is applied, the Bonus Base is equal to:

1)                                      the Bonus Base immediately before such Bonus is applied; plus

2)                                      the subsequent Bonus amount; plus

3)                                      additional Contributions received after the date of such Bonus; less

4)                                      Adjusted Nonguaranteed Withdrawals taken after the date of such Bonus.

Step-Up

If your Account Value is greater than the Step-Up Base on an Annual Processing Date during the Step-Up Period shown on the GLWB Rider Schedule Page we will increase your Step-Up Base to equal the Account Value as of that date.  The amount of the increase is the Step-Up amount. No Step-Ups will be applied after the effective date of a Rider Fee Percentage increase that you have rejected as described in the Rider Fee provision of this Rider.

Step-Up Base

On any day until a Step-Up is applied, the Step-Up Base is equal to:

1)                                      the Account Value on the GLWB Effective Date; plus

2)                                      additional Contributions; less

4)                                      Adjusted Nonguaranteed Withdrawals.

On any day after a Step-Up is applied, but before a subsequent Step-Up is applied, the Step-Up Base is equal to:

1)                                      the Step-Up Base immediately before such Step-Up is applied; plus

2)                                      the subsequent Step-Up amount; plus

3)                                      additional Contributions received after the date of such Step-Up; less

4)                                      Adjusted Nonguaranteed Withdrawals taken after the date of such Step-Up.

Annual Processing Date

The Annual Processing Date for any Contract Year is the last day of the Contract Year.  If a withdrawal is taken on an Annual Processing Date we will process the withdrawal first; we will then reduce your Account Value by any applicable fees charged under your Contract; we will then calculate Bonuses and Step-Ups, if any. If the Annual Processing Date is not a Business Day, the Account Value for the purpose of the Step-Up is determined on the next Business Day after the Annual Processing Date.

Payment Base

The Payment Base is the total dollar amount we use to calculate your LPA. The Payment Base is always equal to the greater of the Bonus Base or Step-Up Base.

Nonguaranteed Withdrawals

If a withdrawal is taken prior to the LPA Eligibility Date, the entire amount of that withdrawal (including Withdrawal Charges, if any) is a Nonguaranteed Withdrawal.  If a withdrawal is taken on or after the LPA Eligibility Date, the amount of that withdrawal (including Withdrawal Charges, if any) by which the sum of withdrawals during that Contract Year exceeds the current LPA is a Nonguaranteed Withdrawal.

Each Nonguaranteed Withdrawal will decrease the Bonus Base and Step-Up Base, and therefore the Payment Base, by an amount equal to the Adjusted Nonguaranteed Withdrawal.  As a result, Nonguaranteed Withdrawals will also decrease or eliminate your LPA.

If the amount withdrawn is greater than the Free Withdrawal amount but does not result in a Nonguaranteed Withdrawal, any applicable Withdrawal Charges will be waived. If the amount withdrawn is greater than the Free Withdrawal amount and results in a Nonguaranteed Withdrawal, Withdrawal Charges, if any, will be applied.

You may not receive the intended benefit of this Rider if you take Nonguaranteed Withdrawals.

Guaranteed Payment Phase (GPP)

During the GPP, you will receive an amount equal to your LPA each Contract Year.  As of the date the GPP begins, any unused LPA for the Contract Year will be paid to you in a lump sum.

The Contract will enter the GPP on or after the LPA Eligibility Date, but before the Maximum Retirement Date, as of the date the Account Value reduces to zero by means other than a Nonguaranteed Withdrawal, if the Payment Base is greater than zero.

On the Maximum Retirement Date, if you elect to receive, or continue to receive, your LPA under an LPA Annuity Option, as defined on the GLWB Rider Schedule Page, we will set your Account Value to zero.  The Contract will then enter the GPP.

After the Contract enters the GPP, your only rights under the Contract will be those described in this provision and the Termination provision.  All other rights, benefits, values and charges under the Contract and this Rider will terminate. The GPP will continue until the death of both the Primary Annuitant and Spousal Annuitant, except that the GPP will end and payments will cease if this Rider terminates during the GPP prior to the death of both the Primary Annuitant and the Spousal Annuitant.

Parties

While this Rider is in effect, the parties to the Contract must be as follows:

1)                                      The Owner and Primary Annuitant must be the same person.

2)                                      The Owner’s spouse must be named as the Spousal Annuitant.

3)                                      The Owner’s spouse must be named as the Owner’s sole beneficiary and the Annuitant’s sole beneficiary.

4)                                      The Owner’s spouse must be a spouse by marriage as those terms are defined in the federal Defense of Marriage Act at 1 United States Code §7.

5)                                      A Joint Owner is not allowed while this Rider is in effect.

You may remove a Spousal Annuitant as a named party on the Rider, but you cannot add or change a Spousal Annuitant.  The Spousal Annuitant is automatically removed upon legal termination of the marriage.  Removal of a Spousal Annuitant, whether voluntary or automatic, is irrevocable.  Once you remove a Spousal Annuitant, you may name different beneficiaries. The Spousal Annuitant is automatically null and void upon termination of this Rider. While this Rider is in effect, any Contingent Annuitant designation under the Contract is null and void.

Additional Contributions

An additional Contribution must satisfy the Minimum Additional Contribution and Maximum Contribution Limits requirements shown on the GLWB Rider Schedule Page.  You may not make additional Contributions after the Maximum Contribution Age shown on the GLWB Rider Schedule Page.

Rider Fee

The Rider Fee Calculation is described on the GLWB Rider Schedule Page. We do not deduct the Rider fee during the GPP.

We reserve the right to increase the Rider Fee Percentage subject to the Maximum Annual Rider Fee Percentage shown on the GLWB Rider Schedule Page. We will give you prior written notice of the Rider Fee Percentage increase and an opportunity to reject the increase.  If you reject the increase by written notice to us, you will not receive any Step-Ups that would otherwise take place after the effective date of the Rider Fee Percentage increase.  Your decision to reject an increase is irrevocable.

Right to Cancel

You may cancel this Rider during any Optional Termination Window described on the GLWB Rider Schedule Page by sending written notice to us.

GLWB Investment Strategies

While this Rider is in effect, your Account Value must be completely allocated to one of the GLWB Investment Strategies shown on the GLWB Rider Schedule Page.  Your Contributions will be allocated to Subaccounts within the GLWB Investment Strategy you choose according to your designated Subaccount allocation percentages. We will periodically rebalance the Subaccounts to your designated Subaccount allocation percentages as described on the GLWB Rider Schedule

Page. Any change to your choice of GLWB Investment Strategy or your Subaccount allocations are subject to the Restrictions on GLWB Investment Changes described on the GLWB Rider Schedule Page.

While this Rider is in effect, withdrawals must be taken from the Subaccounts on a pro-rata basis.

Subject to required approvals by federal and state authorities, we reserve the right to add, close, restrict, eliminate or substitute GLWB Investment Strategies or Subaccounts within the GLWB Investment Strategies at any time.

Termination

This Rider will terminate automatically on the earliest of the following dates:

1)              The date of death of the last to die of the Primary Annuitant and the Spousal Annuitant;

2)              The date the Payment Base equals zero;

3)              The date a Nonguaranteed Withdrawal reduces the Account Value to zero;

4)              The date before the LPA Eligibility Date that the Account Value equals zero;

5)              The date that ownership of the Contract is transferred;

6)              The date the Contract or any benefits under the Contract or Rider are assigned;

7)              The date a Death Benefit is elected under the Contract in lieu of electing the Spousal Continuation Benefit;

8)              The Maximum Retirement Date, unless you elect to receive your LPA under an LPA Annuity Option;

9)              The date you request to terminate this Rider within an Optional Termination Window;

10)        The date the Contract ends.

Once terminated, this Rider may not be reinstated.

INTEGRITY LIFE INSURANCE COMPANY

/s/ Jill T. McGruder	/s/ Edward J. Babbitt
Jill T. McGruder	Edward J. Babbitt
President	Secretary

GLWB RIDER
SCHEDULE PAGE

GLWB EFFECTIVE DATE:	February 25, 2007

SPOUSAL ANNUITANT:	Name of Owner’s Spouse

LPA AGE:	60 years

WITHDRAWAL PERCENTAGE:	Based on age of younger of the Primary Annuitant or Spousal Annuitant on the date of the first withdrawal from the Contract on or after the LPA Eligibility Date

Age of younger Annuitant	Withdrawal Percentage
59 or younger	N/A
60-64	4.00%
65-69	4.50%
70-74	5.00%
75-79	5.50%
80-84	6.50%
85 -89	6.50%
90+	6.50%

BONUS PERIOD:	The first 10 Annual Processing Dates following the GLWB Effective Date

BONUS PERCENTAGE:	Based on age of younger of the Primary Annuitant or Spousal Annuitant on the Annual Processing Date when the Bonus is calculated

Age of younger Annuitant	Bonus Percentage
59 or younger	4.00%
60-64	4.00%
65-69	4.50%
70-74	5.00%
75-79	5.50%
80-84	6.50%
85-89	6.50%
90 +	6.50%

ADJUSTED NONGUARANTEED WITHDRAWAL:

The Adjusted Nonguaranteed Withdrawal amount is:

1)                                      the Nonguaranteed Withdrawal amount

2)                                      multiplied by the greater of:

 i.   1.0; or

ii.   Payment Base divided by Account Value, where both values are determined immediately before such Nonguaranteed Withdrawal. If the withdrawal includes all or a portion of your LPA, the Account Value will be reduced by such portion prior to this calculation.

STEP-UP PERIOD:	While this GLWB Rider is in effect

LPA ANNUITY OPTION(S):	Joint Life Only

MINIMUM ADDITIONAL CONTRIBUTION:	$1,000

MAXIMUM CONTRIBUTION LIMITS:

a.               Prior written Company approval is needed for any Contribution in excess of $1,000,000.

b.              No Contribution may be accepted if it causes the cumulative Contributions to exceed $3,500,000.

c.               The Company may refuse to accept additional Contributions on a nondiscriminatory basis at any time.

MAXIMUM CONTRIBUTION AGE:	Based on the age of the older of the Primary Annuitant or the Spousal Annuitant 80

RIDER FEE CALCULATION:                                                                                                                                                                                The Rider Fee Percentage is multiplied by the Payment Base as of the last day of each calendar quarter and divided by four. That amount is deducted from the Subaccounts on a pro-rata basis. If the GLWB Effective Date is other than the first day of a calendar quarter or the Rider terminates on other than the last day of a calendar quarter, we will charge a pro-rata share of the Rider fee for the part of the calendar quarter the Rider was in effect.

RIDER FEE PERCENTAGE:	1.15%

MAXIMUM ANNUAL RIDER FEE PERCENTAGE:	1.60%

OPTIONAL TERMINATION WINDOW:	The first 45 days of each Contract Year beginning on the 5th Contract Anniversary

GLWB INVESTMENT STRATEGIES

Strategy 1	100% in the three Subaccounts listed below. You may select more than one of the three Subaccounts, but they must add up to 100% and investment in any one Subaccount may not exceed the specified range.

Touchstone VST ETF Conservative Fund of Funds	Touchstone VST ETF Moderate Fund of Funds	Touchstone VST ETF Aggressive Fund of Funds
0-100%	0-100%	0-50%

OR

Strategy 2	100% in the four Subaccounts listed below. You may select more than one of the four Subaccounts, but they must add up to 100% and investment in any one Subaccount may not exceed the specified range.

Fidelity VIP Freedom 2010	Fidelity VIP Freedom 2015	Fidelity VIP Freedom 2020	Fidelity VIP Freedom 2025
0-100%	0-100%	0-100%	0-100%

OR

Strategy 3	100% allocated to the Subaccounts listed below, in the percentages indicated below.

Touchstone VST Moderate ETF Portfolio	Rydex VT Alternative Strategies Allocation Fund
90%	10%

OR

Strategy 4

100% in the Subaccounts listed below. The Subaccounts are defined in separate investment categories and these investment categories are grouped together for purposes of defining the minimum and maximum allocation percentages.

30-60%	40-70%	0%-20%	0%-10%
Fixed Income	Core Equity	Non Core Equity	Alternative

Fidelity VIP Investment Grade Bond	Fidelity VIP Asset Manager		PIMCO VIT All Asset
PIMCO VIT Total Return	Fidelity VIP Balanced		PIMCO VIT Commodity

RealReturn Strategy
Touchstone VST Core Bond	Fidelity VIP Contrafund	Columbia VIT Small Cap Value	Rydex VT All-Cap Opportunity
	Fidelity VIP Equity-Income	DWS Small Cap Index VIP	Rydex VT Alternative Strategies Allocation
	Fidelity VIP Growth	Fidelity VIP Disciplined Small Cap	Rydex VT Managed Futures Strategies
	Fidelity VIP Index 500	Fidelity VIP Mid Cap
	Franklin Growth and Income Securities	Franklin Small Cap Value Securities	Morgan Stanley UIF U.S. Real Estate
	Franklin Large Cap Growth Securities	Touchstone VST Baron Small Cap	High Yield
	Mutual Shares Securities	Touchstone VST Mid Cap Growth	Fidelity VIP High Income
	Touchstone VST Aggressive ETF	Touchstone VST Third Avenue Value	Franklin Income Securities
	Touchstone VST Conservative ETF	Invesco Van Kampen V.I. Capital Growth	Touchstone VST High Yield
	Touchstone VST Aggressive ETF	International	Short Duration
	Touchstone VST Conservative ETF	Fidelity VIP Overseas	PIMCO VIT Low Duration
	Touchstone VST Enhanced ETF	Templeton Foreign Securities	PIMCO VIT Real Return
	Touchstone VST Large Cap Core Equity	Templeton Growth Securities	Touchstone VST Money Market
	Touchstone VST Moderate ETF	Morgan Stanley UIF Emerging Markets Debt
Morgan Stanley UIF Emerging Markets Equity
Invesco Van Kampen V.I. Comstock

REBALANCING FREQUENCY:	On the last day of each Contract quarter beginning with the first Contract quarter end after the GLWB Effective Date.

RESTRICTIONS ON GLWB INVESTMENT CHANGES:

1)     Each change of your Subaccount allocation or selection of a new GLWB Investment Strategy starts a 90-day waiting period before you can make another Subaccount allocation change or select a new GLWB Investment Strategy.

2)     You may not transfer amounts among Subaccounts other than by changing your Subaccount allocation.